Exhibit 10.112

February 24, 2009

Mr. Thomas F. Kelly

410 Cazador, #8

San Clemente, CA 92672

RE: Separation and Release Agreement

Dear Tom:

This letter will serve as the final agreement between you and Epicor Software Corporation (“Company”) regarding the terms of your separation from employment with the Company. We have agreed as follows:

1.	Your last date of employment with the Company, including any positions held with the Company and any of its subsidiaries terminated effective January 19, 2009 (“Termination Date”). Effective as of the termination Date, you also resigned as a director from the Company’s Board of Directors. Pursuant to the terms of your February 19, 2008 Management Retention Agreement, as amended effective December 30, 2008 (the “Retention Agreement”), your termination is being treated as a Termination without Cause as defined in the Retention Agreement.

2.	With exception of possible outstanding expense reports, you acknowledge and agree that the Company paid you on your Termination Date all wages, salary, accrued PTO, accrued bonuses and any other compensation or benefits due to you through January 19, 2009.

3.	Under the terms of your Retention Agreement, you were eligible for certain incentive compensation based upon the Company’s financial results for fiscal year 2008. Your Retention Agreement provided for an annual on target bonus amount equal to 60% of your Base Salary, or $300,000 (the “Initial Target Bonus”). Payment of 50% of the Initial Target Bonus, or $150,000, was guaranteed to you for the 2008 fiscal year and was already paid to you upon your commencing employment as Company CEO, subject to the usual and required withholdings. Based on the Company’s 2008 fiscal year end results, the Company achieved 52% of its overall expected EBITDA and Revenue Targets and thus, you are entitled to receive an additional bonus amount equal to the additional 2% of your On Target Bonus Amount, or $6,000, above the 50% already paid to you, and subject to the usual and required withholdings. This amount will be paid to you in one lump sum when other Executive Bonuses for FY08 are paid, which date is currently estimated to be on or before February 13, 2009.

4.	Under your Retention Agreement, you were granted the right to receive up to a maximum of 114,000 restricted shares of the Company’s common stock pursuant to the Company’s 2008 Performance Based Restricted Stock Plan (“PBRSP”) that were subject to forfeiture depending on the Company’s financial results for fiscal years 2008. Pursuant to your Retention Agreement, all Company performance goals applicable to the 114,000 shares of restricted stock allocated to the 2008 fiscal year were deemed achieved at 100% target (i.e. 76,000 shares) for that year. Based on the Company’s 2008 fiscal year end results, the Company achieved only 35% of its overall expected EBITDA and Revenue Targets under the PBRSP and thus, you are entitled to receive the 76,000 shares guaranteed to you under the Retention Agreement. These 76,000 shares will be released into your account when other PBRSP shares for FY08 are released, which date is currently estimated to be on or before February 13, 2009. Any of the remaining restricted shares under the 2008 PBRSP as well as all shares granted to you under the 2009 or 2010 PBRSP are hereby forfeited back to the Company, in accordance with the terms and conditions applicable to such restricted shares, as a result of the termination of your employment.

5.	Upon the Termination Date, you owned 35,333 shares of vested Restricted Stock granted to you in the past as part of your services as a Director on the Company’s Board. You shall retain full ownership of such shares and they are freely tradeable by you, subject to any applicable law or other trading restrictions imposed by law.

Thomas F. Kelly

February 24, 2009

6.	Once this Release Agreement (“Agreement”) becomes effective (in accordance with paragraph 32 below), you will be paid the following consideration based upon the terms of your Retention Agreement as well as your agreement with the Epicor Board of Directors:

a.	The equivalent of twelve months of salary, or five hundred thousand dollars ($500,000.00), less applicable deductions and withholdings, to be paid periodically to you in accordance with the Company’s normal payroll policies.

b.	The equivalent of an additional 13% of your 2008 100% “on-target” bonus opportunity as stated in your FY08 Executive Bonus Plan, or thirty nine thousand dollars ($39,000), less applicable deductions and withholdings. This amount will be paid to you in one lump sum payment.

c.	The equivalent of twelve months of 100% “on-target” bonus opportunity as stated in your FY08 Executive Bonus Plan, or three hundred thousand dollars ($300,000), less applicable deductions and withholdings. This amount will be paid to you in one lump sum payment.

d.	A one time discretionary relocation payment equal to two hundred and fifty thousand dollars ($250,000), less applicable deductions and withholdings, and payable to you in one lump sum payment.

e.	Your termination date for Company group health and welfare benefits – medical, dental, vision, life and disability insurances will be January 31, 2009. You will have the right to continue your group health insurance (medical, dental, and vision), under COBRA as well as your supplemental coverage under Execu-U-Care. Information regarding COBRA coverage will be sent to you at your home address. The Company will pay the actual COBRA premiums for which you are responsible directly to the COBRA administrator for up to twelve months commencing February 1, 2009, and ending January 31, 2010, provided you complete and return the COBRA information timely and according to the instructions you will receive, and you remain eligible for COBRA. The Company will also reimburse you for any health care expenses not covered by COBRA that you incur and which are covered by and through the supplemental Exec-U-Care program for the same twelve month period, provided that you continue to comply with the terms of such program and policy including promptly submitting claims to the Company for reimbursement.

f.	Under the terms of your Retention Agreement, the Company assisted you in acquiring a Country Club/Golf Membership at the Mission Viejo Country Club in Orange County California by reimbursing you for $50,000 in Membership fees incurred by you in joining such Country Club. Such membership shall remain your property following the Termination Date and you shall be responsible for payment of any dues, fees, expenses or taxes of any kind associated with such membership following your Termination Date.

g.	As of the Termination Date, you were vested in 40,000 Company stock options. Such options were granted to you in the past as compensation for your services as a Director on the Company’s Board. These vested options would normally be exercisable by you for the twelve month period following the Termination Date (through January 19, 2010); however, upon the Effective Date, such options shall be exercisable by you for the twenty-four (24) month period following the Termination Date, through January 19, 2011.

h.

Golden Parachute Excise Tax Gross-Up. In the event that any of the severance and other benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the

Thomas F. Kelly

February 24, 2009

excise tax imposed by Section 4999 of the Code, then you shall receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income taxes arising from the payments made by the Company to you pursuant to this sentence. Unless the Company and you otherwise agree in writing, the determination of your excise tax liability and the amount required to be paid under this Section shall be made in writing by the Company’s independent accountants (the “Auditors”). In the event that the excise tax incurred by you is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Auditors, the Company and you agree to promptly make such additional payment, including interest and any tax penalties, to the other party as the Auditors reasonably determine is appropriate to ensure that the net economic effect to Executive under this Section, on an after-tax basis, is as if the Code Section 4999 excise tax did not apply to you. Any payments required to be made by the Company to you in accordance with this paragraph shall be referred to herein as “Gross-Up Payments.” For purposes of making the calculations required by this Section, the Auditors may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a “substantial authority” tax reporting position. The Company and you shall furnish to the Auditors such information and documents as the Auditors may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Auditors may reasonably incur in connection with any calculations contemplated by this Section. Any Gross-Up Payment will be paid to you, or for your benefit, within thirty (30) days following receipt by the Company of the report of the Auditors setting forth its determination.

7.	Your eligibility to participate in the Company’s 401(k) plan ceased on the Termination Date and you will be sent information regarding your distribution alternatives for your account. Your eligibility to participate in all other benefit plans maintained by the Company and incidents of employment will also cease on the Termination Date (except to the extent that you are eligible for COBRA coverage or other continued coverage pursuant to Section 4(e) of this Agreement).

8.	Any and all unvested Company stock options in your name as of the Termination Date shall be forfeited and cancelled as will the remaining 38,000 Restricted Stock shares granted to you under the Company’s Performance Based Restricted Stock Program for the 2008 performance year (in accordance with paragraph 4 above) and any Restricted Stock shares granted to you under the Company’s Performance Based Restricted Stock Plan for the 2009 and 2010 performance years.

9.	Within twenty (20) days of the Date of this letter, you will submit your final documented expense reimbursement statement reflecting all unreimbursed business expenses you incurred through the Termination Date, if any, for which you seek reimbursement. The Company will reimburse you for all reasonable, necessary, and properly documented business expenses pursuant to its regular business practice, but in no event later than thirty (30) days following their approval.

10.	Upon Company’s compliance with the payment terms included herein, you confirm that the Company has paid all salary, wages, severance, bonuses, vesting, stock, stock options, commissions and any other benefits and compensation you are due. Except as expressly provided in this Agreement, you will not receive any other compensation of any kind, including severance, benefits, vesting, shares of stock (restricted or otherwise) or stock options.

11.	The Company records will indicate your reason for leaving as a mutual termination. To the extent requested by you, the Company will confirm dates of employment. Inquiries seeking job references will be directed to me or my successor. Following the execution of this agreement, the Company and you shall work together to agree upon responses to typical questions I might receive as part of such inquiries.

Thomas F. Kelly

February 24, 2009

12.	Within ten (10) days of execution of this Agreement, you will return to the Company all Company documents (and all copies thereof) and other Company property, which you have had in your possession at any time, and any materials of any kind, which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof) (“Internal Company Materials”). We agree you may keep your cell phone, blackberry/iPhone, one laptop computer and the computer related equipment located at your San Clemente home, and will have any and all applicable services for such devices, as well as all billings for such services shall be transferred to your name immediately.

13.	You agree not to disparage or defame (including libel and slander) the Company and its officers, directors, employees, agents, investors, shareholders, subsidiaries, predecessor and successor corporations, and assigns, or tortiously interfere with the contracts or relationships of these individuals and entities. You will not knowingly encourage, advise or assist any Company employee or former Company employee to prosecute any claim, charge or complaint against the Company. The Company and its executive management team shall not disparage or defame (including libel and slander) you.

14.	You further acknowledge that your fulfillment of the obligations contained in your Employee Proprietary Information Agreement, including, but not limited to, your obligation neither to disclose nor to use the Company’s proprietary or confidential information other than for the Company’s benefit is necessary to protect the Company’s confidential information, customers and customer relationships, and, consequently, to preserve the value and goodwill of the Company, and you hereby agree to continue to comply with the terms and conditions set forth in such agreement.

15.	You agree that you will not, during the period between the Termination Date and January 19, 2010: (a) personally solicit (on your own behalf or on behalf of any other person or entity) any employee of Company or its subsidiaries to leave his or her employment with Company or its subsidiaries; or (b) actively assist any other person or entity in recruiting Company employees, such as by helping identity potential candidates, providing confidential information you learned from the Company about their capabilities, pay and benefits, or career plans; or attempting to persuade or influence candidates; provided, however, that your sitting as a director on the Board of another employer that hires a former Company employee shall not in itself constitute a violation of this section.

16.	You agree that your commitments under this Agreement, including but not limited to paragraphs 13 through 16, and 18 through 23, are material factors to the Company’s decision to enter into this Agreement, including the severance provisions included herein and that the material breach by you of any of your obligations under this Agreement, including those specified provisions will constitute grounds for the immediate termination of the Company’s obligation to pay any unpaid severance payments or benefits under this Agreement, including paragraph 6.

17.	Since the consideration you are receiving under this Agreement exceeds that to which you are entitled under the Retention Agreement and the Company’s policies, you agree that the foregoing consideration represents settlement in full of all outstanding obligations owed to you by the Company and its current and former officers, directors, managers, supervisors, agents, employees, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (the “Releasees”). You, on your behalf, and on behalf of your respective heirs, family members, executors, agents, and assigns (each in their capacities as such), hereby fully and forever release the Releasees from, and agree not to sue concerning, or in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation, demand or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you may possess against any of the Releasees arising from any omissions, acts, facts or damages that have occurred up until and including the Effective Date of this Agreement (as defined below in paragraph 32) including, without limitation:

a.	any and all claims you may have against the Company relating to or arising out of your employment or Director relationship with the Company or the termination of those relationships, provided however that this Agreement does not release any rights you have under applicable law or the by-laws and insurance policies of the Company to be defended and indemnified with respect to any claims asserted by any third party arising from your acts or omission as an officer or director of the Company.

Thomas F. Kelly

February 24, 2009

b.	any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.	any and all claims for wrongful or constructive discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied, including claims for breach of your Retention Agreement; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud, negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; workers’ compensation and disability benefits;

d.	any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; Rehabilitation Act of 1973; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act, except as prohibited by law; the Fair Credit Reporting Act; the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; and the California Workers’ Compensation Act;

e.	any and all claims for violation of the federal, or any state, constitution;

f.	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination or retaliation;

g.	any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by you as a result of this Agreement; and

h.	any and all claims for attorneys’ fees and costs.

You agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred or preserved under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, claims under Division 3, Article 2 of the California Labor Code (which includes California Labor Code section 2802 regarding indemnity for necessary expenditures or losses by employee) and claims prohibited from release as set forth in California Labor Code section 206.5 (specifically “any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made”).

Thomas F. Kelly

February 24, 2009

You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. You agree that his waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. You acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled, You further acknowledge that you have been advised by this writing that : (a) you should consult with an attorney prior to executing this Agreement; (b) you have twenty-one (21) days within which to consider this Agreement; (c) you have seven (7) days following your execution of this Agreement to revoke the Agreement by notifying me in writing and returning all severance compensation and benefits you may have received; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

In the event you sign this Agreement and returns it to the Company in less than the 21-day period identified above, you hereby acknowledges that you have freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

18.	You represent that you are not aware of any claims against the Releasees other than those being released in this Agreement. You acknowledge that you have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Being aware of said code section, you agree to expressly waive any rights you may have thereunder, as well as under any other statute or common law principles of similar effect.

19.	You agree to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, you agree to disclose Separation Information only to your current attorney, your immediate family members, and your accountant to the extent that he/she needs to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and to prevent disclosure of any Separation Information to any other third party. You agree that except as may be required by law, including any regulatory disclosure requirements such as on Form 8-K and 10Q/10K which will require the disclosure of this Agreement, there will be no voluntary publicity, directly or indirectly, concerning any Separation Information.

20.	You understand and agree that, as a condition of this Agreement, you shall not be entitled to any employment with the Company, its subsidiaries or any successor, and you hereby waive any right, or alleged right, of employment or re-employment with the Company, its subsidiaries and any successor. You also waive any right to work as an independent contractor for the Company, its subsidiaries and any successor.

Thomas F. Kelly

February 24, 2009

21.	You confirm that you do not have any work related injuries or illnesses and that you have not reported any to the Company.

22.	You agree that you will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party arising on or prior to the date of your execution hereof against any of the Releasees, unless under a subpoena or other court order to do so. You agree both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, at the Company’s expense, within three (3) business days of its receipt, a copy of such subpoena or court order to the Company. If approached by anyone for counsel or assistance in the presentation or prosecution of any such disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, you shall state no more than that you cannot provide counsel or assistance.

23.	The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to you under the terms of this Agreement. You agree and understand that you are responsible for payment of any local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon. You further agree to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of your failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorney fees. Notwithstanding the foregoing, the Company agrees to properly withhold from and pay over to the appropriate tax authorities all amounts required by applicable law to be so withheld and paid over, in accordance with the Company’s standard payroll procedures.

24.

YOU AND THE COMPANY AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF OR RELATING TO THE CONSIDERATION FOR THIS AGREEMENT, THE TERMS OF THIS AGREEMENT, ITS INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN ORANGE COUNTY, CALIFORNIA BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD REASONABLE ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES EXPRESSLY ACKNOWLEDGE THAT THEY ARE WAIVING ANY RIGHT TO A JURY TRIAL FOR ANY AND ALL CLAIMS COVERED BY THIS PROVISION. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT

Thomas F. Kelly

February 24, 2009

MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

25.	You understand and acknowledge that this Agreement constitutes a compromise and settlement of potential disputed claims. No action taken by the Company, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any claims; or (b) an acknowledgment or admission of any fault or liability whatsoever to you or to any third party.

26.	You confirm that you are executing this Agreement voluntarily and without any duress or undue influence, with the full intent of releasing all claims against the Company and any of the other Releasees. You acknowledge that: (a) you have read this Agreement; (b) you have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of your own choice or you have voluntarily declined to seek such counsel; (c) you understand the terms and consequences of this Agreement and of the releases it contains; and (d) you are fully aware of the legal and binding effect of this Agreement.

27.	This Agreement and the Release contained herein constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof and your employment with and separation from the Company. This Agreement supersedes and replaces any and all prior agreements and understandings concerning the subject matter hereof, including without limitation the Retention Agreement and your employment with and separation from the Company to the extent such agreements are inconsistent with or contrary to the provisions contained herein. Notwithstanding the prior provisions of this paragraph, the applicable terms of your Employee Proprietary Information Agreement remain in full force and effect. You acknowledge that you are executing this Agreement without reliance on any promise or representation, written or oral, other than those expressly contained herein. This Agreement may not be modified or amended except in a writing signed by both you and the Chief Executive Officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.

28.	You represent that you have no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees.

29.	The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

30.	The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. You represent and warrant that you have the capacity to act on your own behalf and on behalf of all who might claim through you to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

31.	This Agreement will become effective eight (8) days after it has been signed by you and the Company, provided neither party has revoked the Agreement prior to that date (the “Effective Date”).

32.	If any provision of this Agreement is determined to be invalid, void or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be severed or modified by the court so as to be rendered enforceable.

Thomas F. Kelly

February 24, 2009

33.	This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California, without regard for choice-of-law provisions. You consent to personal and exclusive jurisdiction and venue in the State of California.

To confirm that you agree to these terms, please sign and date the enclosed copy of this letter as soon as possible, but no later than March 17, 2009 (21 days following the date of this Agreement), and return the original signed document to me in the enclosed envelope. The considerations as outlined above will be provided to you by the Company promptly according to the terms of this Agreement.

Tom, I would like to greatly thank you for your years of hard work and service to the Company both as a Director and an Executive and wish you all success in your future endeavors. Please do not hesitate to contact me if you have any questions.

Sincerely,

L. George Klaus
Chairman and Chief Executive Officer

I have read, understand and agree to the terms stated in this letter.

February 25, 2009
Thomas F. Kelly	Date